Exhibit 12

                         SECURITY AGREEMENT
                   (Collateral Pledge Agreement)

                                      Date     May  27, 1994


DEBTOR  Robert Addington, Inc.        SECURED PARTY   KENTUCKY FARMERS
        Consolidated Technology
        Corporation

BUSINESS  3513 Briarwood Drive        ADDRESS    2500 Broadway OR
RESIDENCE
ADDRESS

CITY,     Catlettsburg, KY 41129      CITY,  Catlettsburg, KY 41129
STATE &                               STATE &
ZIP CODE                              ZIP CODE

1.     Security Interest and Collateral.  To secure (check one):

             the payment and performance of each and every debt, liability and obligation of every type and description which Debtor may now or at any time hereafter owe to Secured Party (whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several; all such debts, liabilities and obligations being herein collectively referred to as the "Obligations"),

     XX     the debt, liability or obligation of the Debtor to
secured party evidenced by the following: promissory note dated May 27, 1994 in the amount of $600,000.00, and any extensions, renewals or replacements thereof (herein referred to as the "Obligations"),

Debtor hereby grants Secured Party a security interest (herein called the "Security Interest") in (check one):

     ___     all property of any kind now or at any time hereafter
owned by Debtor, or in which Debtor may now or hereafter have an interest, which may now be or may at any time hereafter come into the possession or control of Secured Party or into the possession or control of Secured Party's agents or correspondents, whether such possession or control is given for collateral purposes or for safekeeping, together with all rights in connection with such property (herein called the "Collateral"),

     XX     the property owned by Debtor and held by Secured Party
that is described as follows: 100,000 shares of stock in Addington Resources, Inc., together with all rights in connection with such property (herein called the "Collateral").

2. Representations, Warranties and Covenants. Debtors represents, warrants and covenants that:

     (a) Debtor will duly endorse, in blank each and every instrument constituting Collateral by signing on said instrument or by signing a separate document of assignment or transfer, if required by Secured Party.

     (b) Debtor is the owner of the Collateral free and clear of all liens, encumbrances, security interests and restrictions, except the Security Interest and any restrictive legend appearing on any instrument constituting Collateral.

     (c) Debtor will keep the Collateral free and clear of all liens, encumbrances and security interests, except the Security
Interest.

     (d) Debtor will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Collateral.

     (e) At any time, upon request by Secured Party, Debtor will deliver to Secured Party all notices, financial statements, reports or other communications received by Debtor as an owner or holder of the Collateral.

     (f) Debtor will upon receipt deliver to Secured Party in pledge as additional Collateral all securities distributed on account of the Collateral such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.


THIS AGREEMENT CONTAINS ADDITIONAL PROVISIONS SET FORTH ON PAGE 2
          HEREOF, ALL OF WHICH ARE MADE A PART HEREOF.



                              ROBERT ADDINGTON
                                    DEBTOR'S NAME

                              By
                                 ROBERT ADDINGTON

                              Title:

                              By

                              Title:





                          ADDENDUM

     Come now the undersigned and enter into this Addendum to a Security Agreement between the parties, dated the 27th day of May, 1994, securing the sum of $600,000.00 owed by the debtor herein to the secured party.

     Notwithstanding any other provision of the Security Agreement mentioned above, it is agreed that if and when the market value of the stock as quoted in the Wall Street Journal, which is the collateral herein, becomes equal to or less than 200% of the outstanding balance of indebtedness, the Secured Party may require that the debtor deliver such additional collateral as it, in its sole discretion, determines advisable as security. If said additional security collateral has not been delivered to the Secured Party within 24 hours from date of request, the Secured Party shall immediately be authorized to sell on open market the stock securing the obligation. Any such sale transacted through a member firm of the National Association of Security Dealers shall be deemed to be commercially reasonable.

SECURED PARTY:                      DEBTOR:

KENTUCKY FARMERS BANK               /s/ Robert Addington
                                    Robert Addington, Chairman BY:
/s/ Robert B. Duggan, Jr.
    Robert B. Duggan, Jr.
    Assistant Vice President
    & In-House Counsel